Exhibit 99.1

FOOTSTAR COMPLETES ACQUISITION OF CPEX PHARMACEUTICALS, INC.

Mahwah, NJ, April 5, 2011– Footstar, Inc. (“Footstar”) today announced that certain of its subsidiaries have completed the previously announced acquisition of CPEX Pharmaceuticals, Inc. (“CPEX”) (Nasdaq: CPEX), a specialty pharmaceutical company, in a transaction valued at approximately $76 million, plus fees and expenses relating to the transaction. At the effective time of the merger, FCB I Acquisition Corp. (“FCB Acquisition”), a wholly owned subsidiary of FCB I Holdings Inc. (“FCB Holdings”), merged with and into CPEX.

FCB Acquisition is a wholly owned subsidiary of FCB Holdings, which is owned 80.5% by Footstar Corporation and 19.5% by an unaffiliated investment holding company (the “Co-Investor”). Footstar Corporation is a wholly owned subsidiary of Footstar.

The transaction was financed through a combination of equity and debt. Footstar Corporation and the Co-Investor provided approximately $3.2 million and approximately $0.8 million of equity financing, respectively. In addition, FCB Holdings received $13 million in secured bridge loans from Footstar Corporation and certain affiliates of the Co-Investor. Certain debt financing parties provided debt financing pursuant to a $64 million secured term loan.

Olshan Grundman Frome Rosenzweig & Wolosky LLP served as legal advisor to Footstar.

FOOTSTAR HAS A SHAREHOLDER RIGHTS PLAN, WHICH CONTAINS PROVISIONS THAT PROHIBIT ANY PERSON OR GROUP FROM ACQUIRING BENEFICIAL OWNERSHIP OF MORE THAN 4.75 PERCENT OF FOOTSTAR’S COMMON STOCK WITHOUT ITS PRIOR CONSENT AND AS FURTHER PROVIDED THEREIN.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Certain items in this document may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to: the ability to successfully integrate CPEX into the Company’s business; unknown liabilities not identified during due diligence; the risk that the expected benefits of the acquisition may not be realized; the loss of key management employees; the Company’s increased indebtedness after the acquisition; and such other risks and uncertainties as are detailed in Footstar’s Annual Report on Form 10-K filed with the SEC on March 14, 2011, CPEX’s Annual Report on Form 10-K filed with the SEC on March 31, 2011 and in the other reports that Footstar and CPEX periodically file with the SEC.  The SEC maintains an Internet web site, www.sec.gov, which contains reports, proxy and information statements and other information which we file electronically with the SEC. Footstar cautions investors not to place undue reliance on the forward-looking statements contained in this document or other filings with the SEC.

The statements in this document reflect the expectations and beliefs of Footstar’s management only as of the date of this document and subsequent events and developments may cause these expectations and beliefs to change.  Footstar undertakes no obligation to update or revise these statements, except as may be required by law.  These forward-looking statements do not reflect the potential impact of any future dispositions or strategic transactions, including the merger, that may be undertaken. These forward-looking statements should not be relied upon as representing Footstar’s views as of any date after the date of this document.

Contact:

Jonathan Couchman

Chairman and Chief Executive Officer of Footstar, Inc.

201-934-2000